Exhibit 10.7.1

June 16, 2008

PERSONAL & CONFIDENTIAL
BY HAND DELIVERY

David P. Shea
24 East Maple Street
New Canaan, Connecticut 06840

Dear David:

          This letter agreement describes the terms of your separation without cause, including the terms of your severance benefits, from Security Capital Assurance Ltd (the “Company”). The terms of your separation and benefits provided hereunder are in addition to the terms of your separation and benefits provided under your Employment Agreement, dated May 28, 2008, with the Company (the “Employment Agreement”).

1.	Your last day of employment with the Company will be June 12, 2008 (the “Termination Date”).

2.

You will become vested in and receive a $300,000 cash payment within 10 days after the expiration of the statutory revocation period (the “Revocation Period”) set forth in the release attached hereto as Exhibit A (the “Shea Release”). This payment represents the value of your unvested long term incentive cash award granted to you on March 15, 2006, under the Company’s Long Term Incentive Plan, which the Board of Directors, in its sole discretion, determined to become vested.

3.

You will receive a cash payment of $96,250 within 10 days after the expiration of the Revocation Period. This payment represents the second quarterly installment of your retention award under the Company’s retention program and you will forfeit all other unpaid installments of the retention award.

4.	You will receive tax and financial advisory services for your 2008 taxes, as provided to similarly situated executive officers of the Company.

5.	You will receive a cash payment of $9,625, representing six (6) days of accrued and unused vacation days. Such payment will be made to you within 10 days after the expiration of the Revocation Period.

6.	For the removal of doubt, you will receive, at the times and in the manner provided for in Section 8(d)(ii) of the Employment Agreement, the sums and benefits provided thereunder.

7.	You will receive six (6) months of outplacement services, in accordance with the Company’s outplacement policy.

8.

For the removal of doubt, and without limiting any of your rights, you will be entitled to legal representation in connection with the three class action lawsuits filed against the Company in the United States District Court for the Southern District of New York in December 2007 and January 2008, in accordance with, and subject to, the terms of the Company’s certificate of incorporation, by-laws and other such organic documents and any applicable directors and officers liability insurance policies.

9.

As more specifically provided in Section 8(d)(ii)(E) of the Employment Agreement, for a period of twenty-four months (or, if earlier, until the date you become eligible to receive medical benefits from a new employer) following the termination of your employment, you will be entitled to coverage under the Company’s medical benefit plan, at the Company subsidized premium rate in effect at such time.

10.

The Company, which may include a member of the Board of Directors of the Company, as designated by the Chairman, will, if asked, provide you (or, at your request, directly to prospective employers) with positive employment references. All requests for references shall be directed to the attention of Orlando Rivera.

11.

You understand and agree that the payments and benefits described in Paragraphs 2 through 9 are contingent upon your (i) cooperation in effecting an orderly transition of your responsibilities at the Company, (ii) compliance with your obligations set forth in this letter agreement; and (iii) executing and not revoking the Shea Release (which the parties acknowledge is being executed and delivered simultaneously with the execution and delivery hereof).

12.

You agree not to disparage in any form, including by making any disparaging remarks or sending any disparaging communications, the Company and its affiliates and the reputation of the business, officers, directors and employees of the Company and each of its affiliates. The Company agrees to refrain from making any disparaging remarks about you by press release or other formal communication or taking any other action with respect to you which is reasonably expected to result, or does result in, damage to your reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by the Company unless such individual both has authority to act on behalf of the Company and purports to act on behalf of the Company).

13.

You agree, at our request, to cooperate with, and provide truthful testimony in, any judicial or regulatory proceeding involving the Company and/or each of its affiliates, officers, directors or employees. To the extent the Company requests your cooperation or testimony, the Company shall promptly, after your submission of reasonable vouchers therefor, reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation and testimony.

14.

The parties acknowledge, for the removal of doubt, the provisions of the Employment Agreement that are applicable following your termination of employment shall survive your termination of employment (including Sections 9, 17, 18 and 26 of the Employment Agreement) and shall be applicable to this letter agreement.

15.

In the event that you shall revoke the Shea Release during the Revocation Period, this letter agreement shall automatically be deemed null and void, with the parties in such event being acknowledged to have such rights and obligations as are applicable in the case of a termination without cause under Section (d) of the Employment Agreement (for removal of doubt, you and the Company acknowledge that a general release is required for the severance payment set forth in Section 8(d)(ii)(B) thereof).

16.	This letter agreement represents the entire agreement between the parties as to the subject matters herein. This letter agreement may not be amended except by a writing signed by both parties.

17.	This letter agreement shall be construed in accordance with the laws of the State of New York.

          If this letter agreement completely and accurately reflects the agreement between you and the Company, please sign, date and return the enclosed copy of this letter agreement to Orlando Rivera.

Sincerely,

SECURITY CAPITAL ASSURANCE LTD

By:	/s/ Susan Comparato

Susan Comparato
Senior Vice President and General
Counsel

Accepted and Agreed to:

/s/ David P. Shea

David P. Shea

Dated: June 16, 2008

General Release and Covenant Not to Sue

          1. General Release of Claims. In consideration for the payments and benefits paid to you under Section 8 of the Employment Agreement, between you and Security Capital Assurance Ltd (the “Company”), dated May 28, 2008 (the “Employment Agreement”) and under your separation letter, signed by you and the Company, dated June 16, 2008 (the “Separation Agreement”), you hereby release and forever discharge the Company, XL Global Services, Inc. and any and all of their respective affiliates, predecessors, successors, assigns, and their respective officers, directors, administrators and employees (the “Released Parties”) of and from all actions, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, included but not limited to those arising under the Civil Rights Act of 1964, the Reconstruction Era Civil Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act, The Family and Medical Leave Act of 1993, The New York State Human Rights Law Section 196 ET SEQ., the New York City Administrative Code, as amended, and any and all other federal, state, and local laws, rules and regulations prohibiting, without limitation, discrimination in employment, tortuous or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, defamation, misrepresentation or fraud, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Separation Agreement (the “Claims”); provided, however, that you are not waiving (a) any rights under the Separation Agreement, (b) any right to claim benefits under employee benefit plans, (including welfare benefit, retirement and equity-related plans), (c) any right of indemnification (including indemnification, legal defense and related rights under the Company’s certificate of incorporation, by-laws or other such organic documents), (d) any rights under directors and officers’ liability insurance policies, or (e) any amounts due to you on or after termination under your Employment Agreement with the Company. Notwithstanding the foregoing, the proviso in the immediately preceding sentence shall not apply to any unvested restricted shares and options granted under the LTIP Plan, all of which shall be cancelled and forfeited upon termination.

          2. Effect of General Release; Limitations on General Release. You understand that by signing this General Release you are prevented from filing, commencing or maintaining any action, complaint, or proceeding with regard to any of the claims released hereby. However, nothing in the General Release of Claims above precludes you from filing a charge with an administrative agency or from participating in an agency investigation. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

          3. Covenant Not to Sue. In addition to waiving and releasing the claims and rights covered by the General Release of Claims, you promise not to sue the Company or any other Released Party in any forum on any claim which is covered by (i.e., released under) the General Release of Claims. This covenant by you not to sue is different from the General Release of Claims, which will provide the Company a defense in the event you violate the General Release. If you violate this Covenant Not to Sue by suing a Released Party, you may be liable to that party for monetary damages. More specifically, if you sue a Released Party in violation of this Covenant Not to Sue, you will be required to either: (1) pay that Released Party’s attorneys’ fees and other costs incurred as a result of having to defend against your suit; or (2) alternatively, at the Released Party’s option, return to the Company all of the severance pay provided to you under Section 8 of the Employment Agreement and under the Separation Agreement, except for one-hundred dollars ($100.00). In the event of such violation, the Company will also be excused from providing you any remaining severance payments under Section 8 of the Employment Agreement and under the Separation Agreement. However, nothing in this Covenant Not to Sue or in any other part of this Agreement prevents you from challenging the validity of this Agreement under the ADEA.

          4. Knowing and Voluntary Decision to Sign. You further agree that no statements, representations, promises, threats or suggestions have been made by the Company or its representatives, officers, or employees to influence you to sign this General Release except such statements as are expressly set forth herein. You have signed this General Release upon reaching the considered conclusion that it is best for you, and of your own free will, relying entirely upon your own judgment, and the judgment of such lawyers and other personal advisors who you have chosen to consult. You further acknowledge that you are under no disability or impairment, which affects your decision to sign this General Release.

          5. Time to Consider the Agreement. You have actually read this General Release, and have had adequate time of at least 21 days to consider its terms and effect, and to ask any questions that you may have of the legal or other personal advisors of your own choosing. You may revoke this General Release during the seven day period following its execution by providing written notice of such revocation to the Company.

          6. Subsequent Facts. No fact, evidence, event or transaction currently unknown to you but which may hereafter become known to you shall affect in any way or manner the final and unconditional nature of this General Release.

READ, ACCEPTED & AGREED

/s/ David P. Shea

David P. Shea

6/16/08

Dated